Filed Pursuant to Rule 424(b)(3)
Registration No. 333-156269

August 11, 2009

PROSPECTUS SUPPLEMENT NO. 1
TO REOFFER PROSPECTUS, DATED DECEMBER 18, 2008

MIDDLESEX WATER COMPANY

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This Prospectus Supplement (“Supplement”) supplements Middlesex Water Company’s (“Company”) Reoffer Prospectus dated December 18, 2008 (“Reoffer Prospectus”) that was filed as part of our Registration Statement on Form S-8, File No. 333-156269, relating to the reoffer and resale, made on a delayed or continuous basis in the future as provided in Rule 415 under the Securities Act of 1933, as amended (“Securities Act”), of shares of Common Stock of the Company acquired by plan participants who are our “affiliates” as such term is defined in Rule 405 under the Securities Act, which shares constitute “control securities” as such term in defined in General Instruction C to Form S-8.

This Supplement presents certain information regarding the shares of the Company’s Common Stock that have been awarded to the Selling Stockholders pursuant to the Company’s Outside Director Stock Compensation Plan.

SELLING STOCKHOLDERS

The table below sets forth the names and present positions held by the Selling Stockholders as of the date of this Supplement, all of whose addresses are care of the Company at 1500 Ronson Road, Iselin, New Jersey 08830, (732) 634-1500.  The shares that the Selling Stockholders may offer from time to time are shares acquired or to be acquired by them upon the receipt of awards that have been or may in the future be granted to them by the Company pursuant to the Company's Outside Director Stock Compensation Plan ("Plan").  The following table lists all persons holding awards, who, because of their position with the Company or amount of stock of the Company owned by them, may be deemed to be "affiliates".  The Selling Stockholders may from time to time offer all or part of the shares acquired by them in any trading markets.  The Company will pay all expenses of preparing and reproducing this Prospectus, but will not receive any part of the proceeds of the sale of any such shares.  The Selling Stockholders will pay any and all brokerage commissions charged in connection with such sales.

Name	Present Position with Company	No. of Shares

John C. Cutting	Director	222
Annette Catino	Director	222
John R. Middleton, M.D.	Director	222
John P. Mulkerin	Director	222
Walter G. Reinhard	Director	222
Jeffries Shein	Director	222
J. Richard Tompkins	Director	222

You should read this Supplement in conjunction with the Reoffer Prospectus.  This Supplement is qualified by reference to the Reoffer Prospectus, except to the extent the information in this Supplement supersedes the information contained in the Reoffer Prospectus.

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